Exhibit 11.1

II.                                     Computation of Earnings Per Share

The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations for income from continuing operations:

U.S. dollars in thousands except share and per	Income	Shares	Per Share
share data	(Numerator)	(Denominator)	Amount

Three Months Ended March 31, 2002
Basic loss per share
Loss available to common shareholders	$(5,529)	11,831,063	$(0.47)

Effect of Dilutive Securities:
Class A Warrants		—
Director and Employee Options		—
Class B Warrants		—

Diluted loss per share
Loss available to common shareholders	$(5,529)	11,831,063	$(0.47)

Three Months Ended March 31, 2000
Basic loss per share
Loss available to common shareholders	$(3,943)	11,782,500	$(0.33)

Effect of Dilutive Securities:
Class A Warrants		—
Director and Employee Options		—
Class B Warrants		—

Diluted loss per share
Loss available to common shareholders	$(3,943)	11,782,500	$(0.33)